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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 25, 2003

Credit Suisse First Boston (USA), Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)
1-6862 (Commission File Number)	13-1898818 (I.R.S. Employer Identification No.)
Eleven Madison Avenue, New York, New York (Address of principal executive office)	10010 (Zip Code)
(212) 325-2000 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)

Item 5. Other Events

        On April 25, 2003, Credit Suisse Group, our ultimate parent, issued a press release on its preliminary financial results for the quarter ended March 31, 2003, including preliminary information on the financial results of the Credit Suisse First Boston business unit, of which we are a part.

        Credit Suisse Group expects to report net income of approximately CHF 650 million for the quarter ended March 31, 2003, and the Credit Suisse First Boston business unit expects to report net income of approximately CHF 220 million for the quarter ended March 31, 2003, each calculated in accordance with generally accepted accounting principles in Switzerland.

        We have not reported our financial results for the quarter ended March 31, 2003 and will report these results in connection with the filing of our quarterly report on Form 10-Q.

        We expect to report net income of approximately USD 85 million for the quarter ended March 31, 2003, with approximately USD 60 million from continuing operations and USD 25 million from the discontinued operations of the Pershing unit. For the first quarter of 2002, we had net income of USD 366 million, with USD 339 million from continuing operations and USD 27 million from the discontinued operations of the Pershing unit. Included in income from continuing operations for the first quarter of 2002 is a gain of USD 528 million from the sale of three of our broker-dealers, CSFBdirect LLC, DLJdirect Ltd. and Autranet, LLC. As previously disclosed, our results for the first quarter of 2002 have been restated to reflect the recent transfer of Credit Suisse First Boston Management LLC to us and the agreement to sell the Pershing unit to The Bank of New York Company, Inc.

2

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CREDIT SUISSE FIRST BOSTON (USA), INC.
/s/ DAVID C. FISHER David C. Fisher Chief Financial and Accounting Officer
April 25, 2003

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